Exhibit 99.1

AgFeed Confirms No Sale of Stock By Management or Affiliates

New York, New York --(MARKET WIRE)—May 19, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's pre-mix feed and hog raising industry, today sent a letter to Barron's to correct the public record regarding an erroneous report that company management and affiliates had sold shares of stock in the company. AgFeed intends to furnish a copy of this press release as an exhibit to a Form 8-K. In the letter, AgFeed said, "[w]e are unaware of any such stock sales by our management or affiliates as our management and affiliates hold restricted shares and have been subject to lock-ups in connection with the closing of the February 2008 convertible note transaction.  Under SEC reporting rules, sales by officers, directors and affiliates will be disclosed timely through Form 4 filings." The full text of the letter follows:

AGFEED INDUSTRIES, INC.

Room 1602 & 1603, Block A, Fortune Plaza

357 Bayi Avenue

Nanchang City, Jiangxi Province

PRC 330006

May 19, 2008

Via email: Leslie.Norton@barrons.com

Ms. Leslie Norton

Barron’s

1155 Avenue of the Americas

New York, NY 10036

Re:	Correction to Barron’s article

Dear Ms. Norton,

In your article appearing in Barron’s this weekend regarding our company, you stated that “[n]otwithstanding a number of stock sales by management and affiliates, which retain 41%, Nasdaq-traded AgFeed shares (ticker: FEED) are up nearly 100% this year.”

We are unaware of any such stock sales by our management or affiliates as our management and affiliates hold restricted shares and have been subject to lock-ups in connection with the closing of the February 2008 convertible note transaction. Under SEC reporting rules, sales by officers, directors and affiliates will be disclosed timely through Form 4 filings.

Sincerely,

Junhong Xiong

Vice Chairman and Chief Executive Officer

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S.

Contact Information:

U.S. Contact:

Mr. Arnold Staloff

Independent Board Member

AgFeed Industries, Inc.

Tel: 212-631-3510

Corporate Contact:

Mr. Sam Zhou, Corporate Development

Tel: 011-86-13925912908

Email: info@agfeedinc.com